Exhibit 99.3 Management’s Discussion and Analysis of Financial Condition and Results of Operations The following Management’s Discussion and Analysis of Financial Condition and Results of Operations describes the principal factors affecting our financial condition at June 30, 2025 and results of operations for the Successor three and six months ended June 30, 2025 and 2024, the Predecessor period from April 1, 2024 through April 23, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024. The following discussion should be read in conjunction with Endo Inc.’s unaudited condensed consolidated financial statements and related notes contained (Quarterly Financial Statements) and the Annual Report (as defined in the Quarterly Financial Statements). In addition to historical financial information, this discussion and analysis contains forward- looking statements that involve risks, uncertainties and assumptions including, but not limited to, statements that refer to expected, estimated or anticipated future results or that do not relate solely to historical facts. Statements including words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "plan," "will," "may," "look forward," "outlook," "guidance," "future," "potential" or similar expressions are forward-looking statements. All forward-looking statements in this discussion and analysis reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on certain information currently available to us and on assumptions we have made. Actual results may differ materially and adversely from current expectations based on a number of risk factors. Additional information concerning risk factors can be found in press releases issued by us, and in filings with the U.S. Securities and Exchange Commission (the SEC), including the discussion under the heading "Risk Factors" in Endo, Inc.’s most recent Annual Report on Form 10-K. We assume no obligation to update any of these forward-looking statements, except as required by law. The Annual Report includes additional information about significant accounting policies, practices and the transactions that underlie the Successor and Predecessor financial results. Historically, our business has been operated by Endo International plc, together with its subsidiaries. Pursuant to the Plan, Endo, Inc. acquired from the Debtors substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. Endo International plc will be dissolved in connection with the consummation of the Plan. Endo, Inc. was formed on December 5, 2023 and from its formation to the Effective Date had no operations or business transactions or activities other than those taken in furtherance of the transactions contemplated by the Plan including in connection with the incurrence of the Exit Financing Debt and those incidental to the preparation of its registration statement. As of the Effective Date and continuing through the date of this report, Endo, Inc. is a holding company and all of its business is conducted through its subsidiaries, and the financial results of such subsidiaries are consolidated in the financial statements. Unless otherwise indicated or required by the context, references throughout to “Endo,” the “Company,” “we,” “our” or “us” refer to Endo, Inc. and its subsidiaries, as successor entity for accounting and financial reporting purposes following the consummation of the Plan on the Effective Date. References to Endo International plc and its direct and indirect subsidiaries on a consolidated basis, refer to the predecessor entity to Endo, Inc. for accounting and financial reporting purposes prior to the consummation of the Plan on the Effective Date. RESULTS OF OPERATIONS In addition to the impacts due to fresh start accounting (described below), quarterly results have fluctuated in the past and may continue to fluctuate. These fluctuations may be due to the business and financial statement effects of, among other things, new product launches by us or our competitors; market acceptance of our products; purchasing patterns of our customers; changes in pricing; changing inflation and interest rates; changes in the availability of our products; litigation-related and other contingencies; mergers, acquisitions, divestitures and other related activity; restructurings and other cost-reduction initiatives; financing activities; public health crises and epidemics; acquired in-process research and development charges; asset impairment charges; share-based and other long-term incentive compensation; and changes in the fair value of financial instruments. The following summary highlights certain recent developments that have resulted in and/or could in the future result in fluctuations in our results of operations and/or changes in our liquidity and capital resources: • The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan on the Effective Date. As a result of the Plan, on the Effective Date, our capital structure now includes: (i) a $400 million New Revolving Credit Facility; (ii) a $1,500 million New Term Facility; and (iii) New Senior Secured Notes in the aggregate principal amount of $1,000 million, due in 2031. In addition, on the Effective Date, all equity interests of Endo International plc that were outstanding immediately prior to the Effective Date were terminated and cancelled and Endo, Inc. issued common stock at a par value of $0.001 per share to first lien creditors and holders of second lien deficiency claims and unsecured notes claims in exchange for the satisfaction of their claims. All cash required for payments made by Endo International plc (or Endo, Inc.) under the Plan on the Effective Date was obtained from cash on hand and proceeds of the First Lien Rights Offering, GUC Rights Offering and Exit Financing Debt. 1

• Endo, Inc. has qualified for and applied fresh start accounting on the Effective Date. With the application of fresh start accounting, we allocated the reorganization value to our individual assets and liabilities based on their estimated fair values. The Effective Date fair values of our assets and liabilities differed materially from their recorded values as reflected on the historical balance sheets. The application of fresh start accounting resulted in a new reporting entity with no beginning retained earnings or accumulated deficit. Accordingly, our financial statements and notes thereto after the Effective Date are not comparable to our financial statements and notes prior to that date. To facilitate our discussion and analysis of our results of operations herein, we refer to the reorganized company as the “Successor” for periods subsequent to the Effective Date, and “Predecessor” for periods prior to the Effective Date. Furthermore, our presentation herein includes a “black line” division to delineate the lack of comparability between the Predecessor and Successor periods. • Endo International plc was the subject of various legal proceedings, including with regard to the sale, marketing and/or distribution of prescription opioid medications. For the Predecessor periods presented, the results reflect Endo International plc’s best estimate of the allowed claims related to the contingencies associated with these litigation claims against Endo International plc and its subsidiaries. Pursuant to the Plan, on the Effective Date thereof, all such civil claims against the Debtors were discharged and resolved in accordance with the Plan. • On March 10, 2025, the Company entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The sale closed on June 17, 2025. The cash consideration for the sale is up to approximately $105 million, consisting of approximately $78.6 million paid at closing, approximately $11.3 million related to certain permitted hold backs, and up to $15 million in potential future payments contingent upon the achievement of certain milestones. The assets subject to sale are classified as held and used as of December 31, 2024 as the criteria for classification as held for sale were not met as of that date. • On March 13, 2025, Endo Inc. and Mallinckrodt entered into a Transaction Agreement to effectuate a combination of the respective companies. The shareholders of both companies approved the Transaction Agreement on June 13, 2025 and the transaction closed on July 31, 2025 following the satisfaction of the remaining closing conditions and regulatory approvals. Under the terms of the agreement, upon completion of the combination transaction, Endo’s stockholders received shares of Mallinckrodt stock and their pro rata share of cash, totaling $100 million in the aggregate, for each share of Endo stock owned as of the specified record date, such that upon completion of the combination transaction, Mallinckrodt became the parent entity of the combined group and Mallinckrodt shareholders own 50.1% and Endo shareholders own 49.9% of the combined company. Mallinckrodt will continue as the holding company for the combined business, and Endo became a wholly owned subsidiary of Mallinckrodt, with all of Mallinckrodt’s operating assets being contributed to Endo or its subsidiaries. The business combination will be accounted for as an acquisition of Endo by Mallinckrodt under the acquisition method of accounting, and Mallinckrodt will be treated as the acquirer for accounting purposes. Mallinckrodt will record assets acquired and liabilities assumed from Endo primarily at their respective fair values at the date of completion of the business combination. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. At this time, it is impracticable to accurately predict the extent of the potential accounting and financial reporting effects of the transaction on the Company’s financial statements and operating results in future periods. However, we anticipate that the financial statements and operating results of the combined company subsequent to the closing will be significantly different from the Company’s historical financial statements and operating results in periods prior to the closing of the transaction. • On July 31, 2025, ST 2020, Inc. and MEH, Inc. entered into a Credit Agreement (the GxSI Credit Agreement) among ST 2020, MEH, the financial institutions party thereto as lenders, and Wilmington Savings Fund Society, FSB as administrative agent and collateral agent. The GxSI Credit Agreement provides for a five-year term loan facility in an initial principal amount of $1,200 million (the GxSI Term Facility) and a five-year revolving credit facility in an aggregate committed amount of $150 million (the GxSI Revolving Facility and, together with the GxSI Term Facility, the GxSI Facilities). The proceeds of the term loan facility were used (i) to consummate the business combination, the other transactions contemplated by the Transaction Agreement and associated restructuring transactions, (ii) to repay certain indebtedness of Mallinckrodt and its subsidiaries and (iii) for general corporate purposes. Consolidated Results Review In accordance with ASC 852, Reorganizations, the results of operations are presented separately for the Predecessor and Successor periods in the Condensed Consolidated Statements of Operations. While the Company’s normal business operations continued uninterrupted between the Predecessor and Successor periods, the Predecessor and Successor financial statements, including the results of operations, are not comparable in many respects. For example, Endo, Inc. will not apply the provisions of ASC 852, Reorganizations. Further, as a result of fresh start accounting, our assets, including our inventory, long-lived tangible and intangible assets and our liabilities, including debt, and contingent consideration, among others, were adjusted to their estimated fair values on the Effective Date. These fair value adjustments and the corresponding subsequent impact on the Successor results of operations have caused the Successor results of operations to be disproportionately impacted compared to the Predecessor, most notably within Cost of sales, as a result of: (i) the amortization of inventory step up; (ii) increased amortization of intangible assets; (iii) increased depreciation of fixed assets; and (iv) Interest expense (income), net, due to the Exit Financing Debt. Other financial statement line items, such as Total revenues, net, Selling, general & administrative costs and Research and development costs are generally 2 unaffected by the effects of fresh start accounting. As a result, in our discussion of the results of operations on a consolidated and segment basis below, we may at times describe the results of operations for the Predecessor and Successor in 2024 on a combined or aggregate basis, or describe common themes among the periods, and compare those results to the results in the corresponding Successor three and six month periods of 2025. We believe this discussion will facilitate an understanding of the results of continuing operations and trends in our business while also providing a reader insight into the underlying effects of the application of fresh start accounting that affect the comparability of certain financial statement line items between the respective periods. The discussion of combined 2024 Predecessor and Successor results of operations is solely to facilitate comparison to prior periods and is not intended to be indicative of the results of operations of our business going forward.

Three Months Ended June 30, 2025 (Successor) Compared with Three Months Ended June 30, 2024 (Successor) and Period from April 1, 2024 through April 23, 2024 (Predecessor)

The following table displays our revenue, gross margin, gross margin percentage and other pre-tax expense or income (dollars in thousands):

	Successor		Predecessor
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period From April 1, 2024 through April 23, 2024
Total revenues, net	$ 447,775	$ 284,163	$ 162,467
Cost of revenues	289,464	333,695	60,539
Gross margin	$ 158,311	$ (49,532)	$ 101,928
Gross margin percentage	*35.4 %*	*(17.4)%*	*62.7 %*
Selling, general and administrative	158,767	95,992	28,323
Research and development	25,991	22,448	6,120
Acquired in-process research and development	100	—	—
Litigation-related and other contingencies, net	687	—	200
Asset impairment charges	1,000	—	1,799
Acquisition-related and integration items, net	385	(130)	(817)
Interest expense, net	53,572	44,669	(2)
Reorganization items, net	—	—	(6,328,145)
Other income, net	(15,907)	246	(493)
(Loss) income from continuing operations before income tax	$ (66,284)	$ (212,757)	$ 6,394,943

Total revenues, net. The increase in revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily due to an increase in our Generic Pharmaceuticals and Branded Pharmaceuticals segments, partially offset by decreased revenue in our International Pharmaceuticals and Sterile Injectables segments. Our revenues are further disaggregated and described below under the heading "Business Segment Results Review."

Cost of revenues and gross margin percentage. Cost of revenues includes certain amounts that impact its comparability among periods, as well as the comparability of gross margin percentage. The following table summarizes such amounts (in thousands):

	Successor		Predecessor
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period From April 1, 2024 through April 23, 2024
Acquisition and divestitures (1)	$ 123,678	$ 241,068	$ 15,081

(1) Cost of revenue amounts characterized as acquisitions & divestitures primarily include amortization of intangible assets, and in periods where applicable, inventory step-up amortization. Successor amortization of intangible assets and inventory step-up are impacts of fresh start accounting and are not comparable to the Predecessor. Predecessor amortization expense historically fluctuated based on changes in the total amount of amortizable intangible assets and the rate of amortization in effect for each intangible asset, both of which varied based on factors such as the amount and timing of acquisitions, dispositions, asset impairment charges, transfers between indefinite- and finite-lived intangibles assets, changes in foreign currency rates and changes in the composition of our intangible assets impacting the weighted average useful lives and amortization methodologies being utilized.

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The decrease in Cost of revenues for the Successor three months ended June 30, 2025 was primarily related to amortization of inventory step-up, which was $61.8 million for the Successor three months ended June 30, 2025 compared to $191.9 million for the Successor three months ended June 30, 2024 and did not exist in the Predecessor period April 1, 2024 through April 23, 2024. Inventory step-up is amortized as products are sold. The decreased amortization of inventory step-up is the result of certain on-hand inventory on the Effective Date fully amortizing prior to the Successor three months ended June 30, 2025. The decrease for the Successor three months ended June 30, 2025 is partially offset by increased sales volumes compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024.

The increase in gross margin percentage for the Successor three months ended June 30, 2025 in comparison to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily due to the decreased inventory step-up amortization discussed above, partially offset by decreases in revenues in our Sterile Injectables segment of historically higher margin products VASOSTRICT® and ADRENALIN® vials due to ongoing competitive pressures.

Selling, general and administrative. The increase for the Successor three months ended June 30, 2025 in comparison to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily due to approximately $27.0 million of transaction costs incurred in the current period related to the combination of Mallinckrodt and Endo and divestiture of our International Pharmaceutical business.

In connection with the combination of Mallinckrodt and Endo, Selling, general and administrative costs could increase in the future, and the amount of any increases could be material.

Research and development. The decrease in Research and development for the Successor three months ended June 30, 2025 was primarily driven by the timing of spending for certain Branded Pharmaceuticals pipeline projects..

Total R&D expenses for the Successor three months ended June 30, 2025, the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 include $10.0 million, $10.0 million and $2.6 million, respectively, related to our Branded Pharmaceuticals development projects. The remaining R&D expenses for these periods were primarily related to our Sterile Injectables segment. Refer to the annual financial statements within the Company's Annual Report for further information about the Sterile Injectables pipeline.

As our development programs progress, it is possible that our R&D expenses could increase.

Litigation-related and other contingencies, net. For further discussion, refer to Note 12. Commitments and Contingencies of the Condensed Consolidated Financial Statements included in the Company's Quarterly Financial Statements.

Asset impairment charges. The following table presents the components of our total Asset impairment charges (in thousands):

	Successor		Predecessor
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period From April 1, 2024 through April 23, 2024
Other intangible asset impairment charges	$ 1,000	$ —	$ —
Property, plant and equipment impairment charges	—	—	1,799
Total asset impairment charges	$ 1,000	$ —	$ 1,799

Acquisition-related and integration items, net. Acquisition-related and integration items, net primarily consist of the net expense from changes in the fair value of acquisition-related contingent consideration liabilities resulting from changes to our estimates regarding the timing and amount of the future revenues of the underlying products and changes in other assumptions impacting the probability of incurring, and extent to which we could incur, related contingent obligations. See Note 5. Fair Value Measurements of the Condensed Consolidated Financial Statements included in the Company's Quarterly Financial Statements for further discussion of our acquisition-related contingent consideration.

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Interest expense (income), net. The components of Interest expense (income), net are as follows (in thousands): Successor Predecessor Three Months Ended June 30, 2025 Three Months Ended June 30, 2024 Period From April 1, 2024 through April 23, 2024 Interest expense $ 55,928 $ 44,808 $ 31 Interest income (2,356) (139) (33) Interest expense (income), net $ 53,572 $ 44,669 $ (2) Interest expense in the Successor three months ended June 30, 2025 and the Successor three months ended June 30, 2024 was primarily attributable to indebtedness incurred under the Exit Financing Debt on the Effective Date (as further discussed in Note 11. Debt of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements). Beginning during the third quarter of 2022 and continuing through the Effective Date, Endo International plc ceased recognition of interest expense related to its then-outstanding debt obligations and became obligated to make certain adequate protection payments as a result of the Chapter 11 Cases, which were accounted for as a reduction to the principal balance of the then-outstanding first lien debt instruments. The first lien debt instruments were later adjusted to the estimated allowed claim amount, resulting in a corresponding charge to Reorganization items, net. Refer to Note 11. Debt of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements for further discussion. Interest income varies primarily based on the amounts of our interest-bearing investments, such as money market funds, as well as changes in the corresponding interest rates. Reorganization items, net. Amounts relate to the net expense or income recognized during Endo International plc’s bankruptcy proceedings required to be presented as Reorganization items, net under ASC 852. Other (income) expense, net. The components of Other (income) expense, net are as follows (in thousands): Successor Predecessor Three Months Ended June 30, 2025 Three Months Ended June 30, 2024 Period From April 1, 2024 through April 23, 2024 Net (gain) loss on sale of business and other assets $ (20,510) $ 52 $ 63 Foreign currency loss (gain), net 2,282 266 (540) Net loss (gain) from our investments in the equity of other companies 2,454 (64) — Other miscellaneous, net (133) (8) (16) Other (income) expense, net $ (15,907) $ 246 $ (493) For additional information on the components of Other (income) expense, net, refer to Note 15. Other (Income) Expense, Net of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements. 5

Income tax expense. The following table displays our Loss from continuing operations before income tax, Income tax expense and Effective tax rate (dollars in thousands): Successor Predecessor Three Months Ended June 30, 2025 Three Months Ended June 30, 2024 Period From April 1, 2024 through April 23, 2024 (Loss) income from continuing operations before income tax $ (66,284) $ (212,757) $ 6,394,943 Income tax (benefit) expense $ (6,674) $ (63,981) $ 50,629 Effective Tax Rate (calculated) 10.1% 30.1% 0.8 % Our tax rate is affected by recurring items, such as tax rates in non-U.S. jurisdictions as compared to the notional U.S. federal statutory tax rate, and the relative amount of income or loss in those various jurisdictions. It is also impacted by certain items that may occur in any given period but are not consistent from period to period. The income tax benefit of $6.7 million for the Successor three months ended June 30, 2025 primarily related to a $6.1 million tax benefit on pre-tax losses outside of the United States (OUS). The income tax benefit of $64.0 million for the Successor three months ended June 30, 2024 primarily related to a $37.6 million tax benefit associated with a deferred tax benefit on a post-emergence intra-entity transfer during the Successor three months ended June 30, 2024, and a $27.1 million tax benefit on pre-tax losses OUS. The income tax expense of $50.6 million for the Predecessor period April 1, 2024 through April 23, 2024 primarily consisted of the income tax impacts of the Plan and Fresh Start Adjustments, including adjustments to historical valuation allowances. Endo International plc recorded an income tax benefit of $196.6 million for a reduction to the historical valuation allowance associated with deferred tax assets, and an income tax expense of $3.8 million for the reduction in income taxes payable/receivables. These benefits are offset by $211.4 million of income tax expense for the net decrease in deferred tax assets resulting from Fresh Start Adjustments. The Company also recorded income tax expenses of $16.7 million related to increases in accrued interest on uncertain tax positions, $4.2 million Indian capital gain tax on the intercompany transfer of shares, and $9.3 million related to changes in valuation allowances. We are incorporated in the U.S. and also maintain subsidiaries in Ireland, Canada, India and Luxembourg. The U.S. Internal Revenue Service (IRS) and other taxing authorities may challenge our tax positions. Where appropriate, we have established reserves for tax-related uncertainties. Uncertain tax positions are reviewed quarterly and adjusted as necessary when events occur that impact potential tax liabilities, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, identification of new issues and issuance of new legislation, regulations or case law. For additional information on our income taxes, see Note 16. Income Taxes of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements. Discontinued operations, net of tax. The operating results of Endo International plc’s Astora business, which was resolved to be wound down in 2016, are reported as Discontinued operations, net of tax in the Predecessor Condensed Consolidated Statements of Operations. There are no discontinued operations in the Successor period. 6

Six Months Ended June 30, 2025 (Successor) Compared with Six Months Ended June 30, 2024 (Successor) and Period from January 1, 2024 through April 23, 2024 (Predecessor)

The following table displays our revenue, gross margin, gross margin percentage and other pre-tax expense or income (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024
Total revenues, net	$ 840,608	$ 284,163	$ 581,974
Cost of revenues	584,867	333,695	259,552
Gross margin	$ 255,741	$ (49,532)	$ 322,422
Gross margin percentage	*30.4 %*	*(17.4)%*	*55.4 %*
Selling, general and administrative	307,808	95,992	158,391
Research and development	57,625	22,448	32,022
Acquired in-process research and development	2,636	—	750
Litigation-related and other contingencies, net	1,007	—	200
Asset impairment charges	1,000	—	2,103
Acquisition-related and integration items, net	1,400	(130)	(196)
Interest expense, net	106,242	44,669	(2)
Reorganization items, net	—	—	(6,125,099)
Other expense, net	(14,879)	246	5,262
(Loss) income from continuing operations before income tax	$ (207,098)	$ (212,757)	$ 6,248,991

Total revenues, net. The decrease in revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily due to by decreased revenue in our Sterile Injectables and International Pharmaceuticals segments, partially offset by an increase in our Branded Pharmaceuticals and Generic Pharmaceuticals segments. Our revenues are further disaggregated and described below under the heading "Business Segment Results Review."

Cost of revenues and gross margin percentage. Cost of revenues includes certain amounts that impact its comparability among periods, as well as the comparability of gross margin percentage. The following table summarizes such amounts (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024 (2)
Acquisition & divestitures (1)	$ 270,252	$ 241,068	$ 76,989

(1) Cost of revenue amounts characterized as acquisitions & divestitures primarily include amortization of intangible assets, and in periods where applicable, inventory step-up amortization. Successor amortization of intangible assets and inventory step-up are impacts of fresh start accounting and are not comparable to the Predecessor. Predecessor amortization expense historically fluctuated based on changes in the total amount of amortizable intangible assets and the rate of amortization in effect for each intangible asset, both of which varied based on factors such as the amount and timing of acquisitions, dispositions, asset impairment charges, transfers between indefinite- and finite-lived intangibles assets, changes in foreign currency rates and changes in the composition of our intangible assets impacting the weighted average useful lives and amortization methodologies being utilized.

(2) Acquisition & divestiture activity for the Predecessor period January 1, 2024 through April 23, 2024 has been updated to reflect the amount recorded in the financial statements.

The decrease in Cost of revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily related to amortization of inventory step-up, which was $145.8 million for the Successor three months ended June 30, 2025 compared to $191.9 million for the Successor six months ended June 30, 2024 and did not exist in the Predecessor period from January 1, 2024 through April 23, 2024. The decreased amortization of inventory step-up is the result of certain on-hand inventory on the Effective Date fully amortizing prior to the Successor six months ended June 30, 2025. The decrease for the Successor six months ended June 30, 2025 is partially offset by increased sales volumes compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024.

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The decrease in gross margin percentage for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily due to the decreased inventory step-up amortization noted above, as well as decreases in revenues in our Sterile Injectables segment of historically higher margin products VASOSTRICT® and ADRENALIN® vials due to ongoing competitive pressures. Selling, general and administrative. The increase for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily due to approximately $43.0 million of transaction costs incurred in the current period related to the combination of Mallinckrodt and Endo and divestiture of our International Pharmaceutical business. In connection with the combination of Mallinckrodt and Endo, Selling, general and administrative costs could increase in the future, and the amount of any increases could be material. Research and development. The increase in Research and development for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily driven by the timing of Prescription Drug User Fee Act (PDUFA) fees for three Sterile Injectables pipeline projects in the first quarter of 2025, partially offset by the timing of spending for certain Branded Pharmaceuticals pipeline projects. Total R&D expenses for the Successor six months ended June 30, 2025, the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 include $21.7 million, $10.0 million and $15.4 million, respectively related to our Branded Pharmaceuticals development projects. The remaining R&D expenses for these periods were primarily related to our Sterile Injectables segment. Refer to the annual financial statements within the Company’s Annual Report for further information about the Sterile Injectables pipeline. As our development programs progress, it is possible that our R&D expenses could increase. Acquired in-process research and development. Acquired in-process research and development charges during the Successor six months ended June 30, 2025 and the Predecessor period from January 1, 2024 through April 23, 2024 represents costs incurred in connection with certain licensing arrangements where the product(s) were in development at the time of acquisition. Acquired in- process research and development charges could increase in the future, and the amounts of any increases could be material. Litigation-related and other contingencies, net. For further discussion, refer to Note 12. Commitments and Contingencies of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements. 8

Asset impairment charges. The following table presents the components of our total Asset impairment charges (in thousands): Successor Predecessor Six Months Ended June 30, 2025 Six Months Ended June 30, 2024 Period From January 1, 2024 through April 23, 2024 Other intangible asset impairment charges $ 1,000 $ — $ — Property, plant and equipment impairment charges — — 2,103 Total asset impairment charges $ 1,000 $ — $ 2,103 Acquisition-related and integration items, net. Acquisition-related and integration items, net primarily consist of the net expense from changes in the fair value of acquisition-related contingent consideration liabilities resulting from changes to our estimates regarding the timing and amount of the future revenues of the underlying products and changes in other assumptions impacting the probability of incurring, and extent to which we could incur, related contingent obligations. See Note 5. Fair Value Measurements of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements for further discussion of our acquisition-related contingent consideration. Interest expense (income), net. The components of Interest expense (income), net are as follows (in thousands): Successor Predecessor Six Months Ended June 30, 2025 Six Months Ended June 30, 2024 Period From January 1, 2024 through April 23, 2024 Interest expense $ 111,295 $ 44,808 $ 394 Interest income (5,053) (139) (396) Interest expense (income), net $ 106,242 $ 44,669 $ (2) Interest expense for the Successor six months ended June 30, 2025 and 2024 was primarily attributable to the indebtedness incurred under the Exit Financing Debt on the Effective Date (as further discussed in Note 11. Debt of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements). Beginning during the third quarter of 2022 and continuing through the Effective Date, Endo International plc ceased the recognition of interest expense related to its then-outstanding debt obligations and became obligated to make certain adequate protection payments as a result of the Chapter 11 Cases, which were accounted for as a reduction of the principal balance of the then-outstanding first lien debt instruments. The first lien debt instruments were later adjusted to the estimated allowed claim amount, resulting in a corresponding charge to Reorganization items, net. Interest income varies primarily based on the amounts of our interest-bearing investments, such as money market funds, as well as changes in the corresponding interest rates. Reorganization items, net. Amounts relate to the net expense or income recognized during Endo International plc’s bankruptcy proceedings required to be presented as Reorganization items, net under ASC 852. Other (income) expense, net. The components of Other (income) expense, net are as follows (in thousands): Successor Predecessor Six Months Ended June 30, 2025 Six Months Ended June 30, 2024 Period From January 1, 2024 through April 23, 2024 Net (gain) loss on sale of business and other assets $ (20,577) $ 52 $ (115) Foreign currency loss (gain), net 3,240 266 (376) Net loss (gain) from our investments in the equity of other companies 2,525 (64) 5 Other miscellaneous, net (67) (8) 5,748 Other (income) expense, net $ (14,879) $ 246 $ 5,262 For additional information on the components of Other (income) expense, net, refer to Note 15. Other (Income) Expense, Net of the Condensed Consolidated Financial Statements. 9

Income tax (benefit) expense. The following table displays our (Loss) income from continuing operations before income tax, Income tax (benefit) expense and Effective tax rate (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024
(Loss) income from continuing operations before income tax	$ (207,098)	$ (212,757)	$ 6,248,991
Income tax (benefit) expense	$ (18,858)	$ (63,981)	$ 58,511
Effective Tax Rate (calculated)	9.1 %	30.1 %	0.9 %

Our tax rate is affected by recurring items, such as tax rates in non-U.S. jurisdictions as compared to the notional U.S. federal statutory tax rate, and the relative amount of income or loss in those various jurisdictions. It is also impacted by certain items that may occur in any given period but are not consistent from period to period.

The income tax benefit of $18.9 million for the Successor six months ended June 30, 2025 primarily related to a $20.1 million tax benefit on pre-tax losses OUS, partially offset by the establishment of a valuation allowance.

The income tax benefit of $64.0 million for the Successor six months ended June 30, 2024 primarily related to a $37.6 million tax benefit associated with a deferred tax benefit on a post-emergence intra-entity transfer during the Successor six months ended June 30, 2024, and a $27.1 million tax benefit on pre-tax losses OUS.

The income tax expense of $58.5 million for the Predecessor period from January 1, 2024 through April 23, 2024 consisted of the income tax impacts of the Plan and Fresh Start Adjustments, including adjustments to historical valuation allowances. Endo International plc recorded an income tax benefit of $196.6 million for a reduction to the historical valuation allowance associated with deferred tax assets, and an income tax expense of $3.8 million for the reduction in income taxes payable/receivables. These benefits are offset by $211.4 million of income tax expense for the net decrease in deferred tax assets resulting from Fresh Start Adjustments. The Company also recorded income tax expenses of $30.1 million related to increases in accrued interest on uncertain tax positions, $4.2 million Indian capital gain tax on the intercompany transfer of shares, and $9.3 million related to changes in valuation allowances. This was offset by an income tax benefit of $10.3 million associated with a reduction to our net UTP liability related to a Canadian statute lapse.

We are incorporated in the U.S. and also maintain subsidiaries in Ireland, Canada, India and Luxembourg. The IRS and other taxing authorities may challenge our tax positions. Where appropriate, we have established reserves for tax-related uncertainties. Uncertain tax positions are reviewed quarterly and adjusted as necessary when events occur that impact potential tax liabilities, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, identification of new issues and issuance of new legislation, regulations or case law.

For additional information on our income taxes, see Note 16. Income Taxes of the Condensed Consolidated Financial Statements included in the Company's Quarterly Financial Statements.

Discontinued operations, net of tax. The operating results of Endo International plc's Astora business, which was resolved to be wound down in 2016, are reported as Discontinued operations, net of tax in the Predecessor Condensed Consolidated Statements of Operations. There are no discontinued operations in the Successor period.

Three Months Ended June 30, 2025 (Successor) Compared with Three Months Ended June 30, 2024 (Successor) and Period from April 1, 2024 through April 23, 2024 (Predecessor)

Revenues, net. The following table displays our revenue by reportable segment (dollars in thousands):

	Successor		Predecessor
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period From April 1, 2024 through April 23, 2024
Branded Pharmaceuticals	$ 227,935	$ 146,151	$ 78,918
Sterile Injectables	87,412	56,474	34,297
Generic Pharmaceuticals	118,986	69,722	40,360
International Pharmaceuticals (1)	13,442	11,816	8,892
Total net revenues from external customers	$ 447,775	$ 284,163	$ 162,467

(1) Revenues generated by our International Pharmaceuticals segment are primarily attributable to external customers located in Canada.

10

Branded Pharmaceuticals. The following table displays the significant components of our Branded Pharmaceuticals revenues from external customers (dollars in thousands):

	Successor		Predecessor
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period From April 1, 2024 through April 23, 2024
Specialty Products:			
XIAFLEX®	$ 138,598	$ 87,054	$ 39,588
SUPPRELIN® LA	23,271	14,518	6,078
Other Specialty (1)	14,300	9,339	5,902
Total Specialty Products	$ 176,169	$ 110,911	$ 51,568
Established Products:			
PERCOCET®	$ 20,959	$ 13,910	$ 9,348
TESTOPEL®	9,339	8,382	2,734
EDEX®	11,065	5,749	3,932
Other Established	10,403	7,199	11,336
Total Established Products (2)	$ 51,766	$ 35,240	$ 27,350
Total Branded Pharmaceuticals	$ 227,935	$ 146,151	$ 78,918

(1) Products included within Other Specialty include, but are not limited to, AVEED®.

(2) Individual products presented above represent the top three performing products in each product category and/or any product having revenues in excess of $25 million during any period presented for 2024 or 2025.

Specialty Products

The increase in XIAFLEX® revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was attributable to increased net price and volumes of approximately 7% and 3%, respectively.

The increase in SUPPRELIN® LA revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was attributable to increased volumes of 24%, partially offset by decreased net price of approximately 11%. The favorable changes in volume were driven by increased demand and the unfavorable changes in net price were driven by unfavorable customer mix.

The decrease in Other Specialty revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily attributable to lower volumes of NASCOBAL® Nasal Spray due to product discontinuation.

Established Products

The decrease in Established Products revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily related to a prior period nonrecurring gross-to-net reserve adjustment for a previously discontinued product.

Our Established Products portfolio has been and is likely to continue to be affected by ongoing competitive pressures. The effects of competition could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

11

Sterile Injectables. The following table displays the significant components of our Sterile Injectables revenues from external customers (dollars in thousands):

	Successor		Predecessor
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period From April 1, 2024 through April 23, 2024
ADRENALIN®	$ 21,266	$ 14,642	$ 11,233
APLISOL®	18,581	9,274	4,426
VASOSTRICT®	9,593	7,926	7,356
Other Sterile Injectables	37,972	24,632	11,282
Total Sterile Injectables (1)	$ 87,412	$ 56,474	$ 34,297

(1) Individual products presented above represent the top three performing products within the Sterile Injectables segment and/or any product having revenues in excess of $25 million during any period presented in 2024 or 2025.

The decrease in ADRENALIN® revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was driven by a net price decline on ADRENALIN® vials of approximately 23% due to the impacts of continued vial competition, partially offset by the favorable volume impacts from the launch of our ADRENALIN® ready-to-use (RTU) premixed bag which launched in October 2024.

The increase in APLISOL® revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was driven by an increase in net price and volumes of 26% and 10%, respectively. Net volume increases are primarily due to favorable demand.

The decrease in VASOSTRICT® revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was driven by a net price decline of approximately 41% due to the impacts of continued competition on both the vial and RTU products.

The increase in Other Sterile Injectables revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily attributable to increased volumes across multiple products, partially offset by decreased net price.

Our Sterile Injectables segment is likely to continue to be affected by ongoing competitive pressures. This could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Generic Pharmaceuticals. The increase in Generic Pharmaceuticals revenues for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily attributable to increased revenue from lidocaine patch 5% driven by increased volumes.

For the Successor three months ended June 30, 2025, the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024, lidocaine patch 5% made up approximately 10%, 9% and 7%, respectively, of consolidated total revenues.

Other products in our Generic Pharmaceuticals segment are likely to continue to be affected by ongoing competitive pressures. These factors could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

12

Segment adjusted income from continuing operations before income tax. The following table displays our Segment adjusted income from continuing operations before income tax (the measure we use to evaluate segment performance) by reportable segment (dollars in thousands): Successor Predecessor Three Months Ended June 30, 2025 Three Months Ended June 30, 2024 Period From April 1, 2024 through April 23, 2024 Branded Pharmaceuticals $ 132,117 $ 81,359 $ 57,499 Sterile Injectables $ 7,774 $ 10,028 $ 14,907 Generic Pharmaceuticals $ 27,361 $ 15,361 $ 16,922 International Pharmaceuticals $ 1,645 $ 940 $ 4,249 Branded Pharmaceuticals. The unfavorable change in Segment adjusted income from continuing operations before income tax for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was attributable to increased XIAFLEX® advertising and promotion costs, partially offset by the gross margin effects of the increased revenues further described above. Sterile Injectables. The unfavorable change in Segment adjusted income from continuing operations before income tax for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily attributable to the gross margin effects of the decreased revenues and changes in product mix, further described above. Generic Pharmaceuticals. The unfavorable change in Segment adjusted income from continuing operations before income tax for the Successor three months ended June 30, 2025 compared to the Successor three months ended June 30, 2024 and the Predecessor period April 1, 2024 through April 23, 2024 was primarily attributable to product mix. Six Months Ended June 30, 2025 (Successor) Compared with Six Months Ended June 30, 2024 (Successor) and Period from January 1, 2024 through April 23, 2024 (Predecessor) Revenues, net. The following table displays our revenue by reportable segment (dollars in thousands): Successor Predecessor Six Months Ended June 30, 2025 Six Months Ended June 30, 2024 Period From January 1, 2024 through April 23, 2024 Branded Pharmaceuticals $ 437,426 $ 146,151 $ 279,714 Sterile Injectables 158,683 56,474 132,531 Generic Pharmaceuticals 218,070 69,722 143,677 International Pharmaceuticals (1) 26,429 11,816 26,052 Total net revenues from external customers $ 840,608 $ 284,163 $ 581,974 __________ (1) Revenues generated by our International Pharmaceuticals segment are primarily attributable to external customers located in Canada. 13

Branded Pharmaceuticals. The following table displays the significant components of our Branded Pharmaceuticals revenues from external customers (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024
Specialty Products:			
XIAFLEX®	$ 259,965	$ 87,054	$ 152,638
SUPPRELIN® LA	50,651	14,518	26,213
Other Specialty (1)	25,882	9,339	21,120
Total Specialty Products	$ 336,498	$ 110,911	$ 199,971
Established Products:			
PERCOCET®	$ 42,945	$ 13,910	$ 33,892
TESTOPEL®	19,629	8,382	13,225
EDEX®	20,609	5,749	13,228
Other Established	17,745	7,199	19,398
Total Established Products (2)	$ 100,928	$ 35,240	$ 79,743
Total Branded Pharmaceuticals	$ 437,426	$ 146,151	$ 279,714

(1) Products included within Other Specialty include, but are not limited to, AVEED®.

(2) Individual products presented above represent the top three performing products in each product category and/or any product having revenues in excess of $25 million during any period presented for 2024 or 2025.

Specialty Products

The increase in XIAFLEX® revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to increased volumes and net price, both of which increased approximately 4%.

The increase in SUPPRELIN® LA revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to increased volumes of approximately 48% partially offset by decreased net price of approximately 24%. The favorable changes in volume were driven by increased demand and the unfavorable changes in net price were driven by unfavorable customer mix.

The decrease in Other Specialty revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to the 2024 discontinuation of NASCOBAL® Nasal Spray.

Established Products

Our Established Products portfolio has been and is likely to continue to be affected by ongoing competitive pressures. The effects of competition could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

14

Sterile Injectables. The following table displays the significant components of our Sterile Injectables revenues from external customers (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024
ADRENALIN®	$ 35,317	$ 14,642	$ 38,601
VASOSTRICT®	17,879	7,926	34,309
APLISOL®	33,482	9,274	16,813
Other Sterile Injectables	72,005	24,632	42,808
Total Sterile Injectables (1)	$ 158,683	$ 56,474	$ 132,531

(1) Individual products presented above represent the top two performing products within the Sterile Injectables segment and/or any product having revenues in excess of $25 million during any period presented for 2024 or 2025.

The decrease in ADRENALIN® revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily driven by a 23% decrease in ADRENALIN® vial net price and an 11% decrease to volumes, reflecting continued competitive pressures on the ADRENALIN® vial, partially offset by the favorable volume impacts for the launch of our ADRENALIN® RTU premixed bag which launched in October 2024.

The decrease in VASOSTRICT® revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily driven by a 43% decrease in net price and a 14% decrease to volumes, reflecting continued competitive pressures.

The increase in APLISOL® revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was driven by an increase in net price and volumes of 25% and 4%, respectively. Net volume increases are primarily due to favorable demand.

The increase in Other Sterile Injectables revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to an increase in volumes across multiple products.

On-market products in our Sterile Injectables segment are likely to continue to be affected by ongoing competitive pressures. This could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Generic Pharmaceuticals. The increase in Generic Pharmaceuticals revenues for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to increased revenue from lidocaine patch 5% driven by increased volumes, partially offset by competitive pressures across multiple products.

For the Successor six months ended June 30, 2025, Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024, lidocaine patch 5% made up approximately 10%, 9% and 7%, respectively, of consolidated total revenues.

Other products in our Generic Pharmaceuticals segment are also likely to continue to be affected by ongoing competitive pressures. These factors could result in revenue decreases or otherwise impact future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

15

Segment adjusted income (loss) from operations before income tax. The following table displays our Segment adjusted income (loss) from operations before income tax (the measure we use to evaluate segment performance) by reportable segment (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024
Branded Pharmaceuticals	$ 244,354	$ 81,359	$ 161,592
Sterile Injectables	$ (2,661)	$ 10,028	$ 51,977
Generic Pharmaceuticals	$ 49,068	$ 15,361	$ 42,378
International Pharmaceuticals	$ 3,067	$ 940	$ 7,735

Branded Pharmaceuticals. The favorable change in Segment adjusted income from continuing operations before income tax for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to the gross margin effects of the increased revenues further described above, partially offset by increased XIAFLEX® advertising and promotion costs.

Sterile Injectables. The unfavorable change in Segment adjusted income from continuing operations before income tax for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to the gross margin effects of the decreased revenues and changes in product mix, further described above, as well as increased R&D driven by PDUFA fees for three Sterile Injectables pipeline projects in the current period.

Generic Pharmaceuticals. The unfavorable change in Segment adjusted income from continuing operations before income tax for the Successor six months ended June 30, 2025 compared to the Successor six months ended June 30, 2024 and the Predecessor period from January 1, 2024 through April 23, 2024 was primarily attributable to product mix.

LIQUIDITY AND CAPITAL RESOURCES

Our principal source of liquidity is cash generated from operations and access to our $400 million New Revolving Credit Facility, which remains undrawn at June 30, 2025. Cash and cash equivalents, which primarily consisted of bank deposits and money market accounts, totaled $439.0 million at June 30, 2025 compared to $387.2 million at December 31, 2024. Our principal liquidity requirements are primarily for working capital for operations, licenses, capital expenditures, mergers and acquisitions (including upfront and milestone payments to third parties), income taxes and debt service payments including principal and interest payments on the Exit Financing Debt. We believe our principal sources of liquidity and cash on hand will be sufficient to meet our principal liquidity requirements for the next twelve months from the date of issuance of the Condensed Consolidated Financial Statements, included elsewhere in this report.

Our business is exposed to a variety of material risks as further described herein and we may face unexpected costs in connection with our business operations and our ongoing and future legal proceedings, governmental investigations and other contingent liabilities (including potential costs related to settlements and judgments, as well as legal defense costs). On a longer-term basis, we may not be able to accurately predict the effect of certain developments on our sales and gross margins, such as the degree of market acceptance, patent protection and exclusivity of our products, pricing pressures (including those due to the impact of competition), the effectiveness of our sales and marketing efforts and the outcome of our current efforts to develop, receive approval for and successfully launch our product candidates. Furthermore, we may not be successful in implementing, or may face unexpected changes or expenses in connection with, our strategic direction, including the potential for opportunistic corporate development transactions. Any of the above could have a material adverse effect on our business, financial condition, results of operations and cash flows and require us to seek additional sources of liquidity and capital resources as described below.

To the extent we are required or choose to seek third-party financing in the future, there can be no assurance that we would be able to obtain any such required financing on a timely basis or at all, particularly in light of the Predecessor's bankruptcy proceedings and the corresponding event of default on our then-existing debt instruments. Additionally, any future financing arrangements could include terms that are not commercially beneficial to us, which could further restrict our operations and exacerbate any impact on our results of operations and liquidity that may result from any of the factors described herein or other factors. At any given time, we may be evaluating or pursuing one or more opportunities that could reduce our liquidity position. Any such activities could impact our results of operations.

16

Indebtedness. In connection with the Plan, Endo, Inc. incurred indebtedness of $2.5 billion related to the Exit Financing Debt. Additionally, in connection with the Combination of Mallinckrodt and Endo, MEH incurred indebtedness of $1.2 billion. Refer to Note 11. Debt of the Condensed Consolidated Financial Statements included in the Company's Quarterly Financial Statements for additional information about the Endo, Inc. Exit Financing Debt, including a summary of key terms, as amended, including applicable interest rates, as well as additional information about Endo Finance's debt commitment papers.

Working capital. The components of our working capital and our liquidity at June 30, 2025 and December 31, 2024 are below (dollars in thousands):

	June 30, 2025	December 31, 2024
Total current assets	$ 1,483,699	$ 1,475,887
Less: total current liabilities	483,940	514,993
Working capital	$ 999,759	$ 960,894
Current ratio (total current assets divided by total current liabilities)	3.1:1	2.9:1

Working capital increased by $38.9 million from December 31, 2024 to June 30, 2025. During this period, working capital was impacted from the favorable impacts to: (i) net current assets resulting from revenues and gross margins, which are further described above; and (ii) the impact of sale of International Pharmaceuticals business assets, as further described in Note 3. Discontinued Operations and Divestitures. These benefits were partially offset by, among other things, Capital expenditures, net of Proceeds from the U.S. Government Cooperative Agreement (as defined in the Annual Report), of $23.6 million.

The following table summarizes our Condensed Consolidated Statements of Cash Flows (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Period From January 1, 2024 through April 23, 2024
Net cash flow provided by (used in):			
Operating activities	$ 9,355	$ 71,839	$ (744,641)
Investing activities	55,835	(6,129)	(10,585)
Financing activities	(10,198)	(2,767)	123,608
Effect of foreign exchange rate	682	439	(1,998)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	$ 55,674	$ 63,382	$ (633,616)

Operating activities. Net cash provided by operating activities of the Successor six months ended June 30, 2025 and Successor six months ended June 30, 2024 represents the cash receipts and cash disbursements from all of our activities other than investing activities and financing activities. Changes in cash from operating activities reflect, among other things, the timing of cash collections from customers, payments to suppliers, managed care organizations, government agencies, collaborative partners and employees in the ordinary course of business, as well as the timing and amount of cash payments and/or receipts related to interest, litigation-related matters, restructurings, reorganization items, income taxes and certain other items.

The $744.6 million net cash used in operating activities during the Predecessor period from January 1, 2024 through April 23, 2024 reflects payments made pursuant to the Plan, including among other things: (i) $441 million to fund the various trusts and sub-trusts; (ii) $200 million to fund the U.S. Government Economic Settlement (as defined in the Annual Report); (iii) payments of certain professional fees and other cure amounts; and (iv) funding of the plan administrator wind down budget.

It is possible that our operating cash flows could decline in the future as a result of, among other things, reductions in revenues and payments associated with the implementation of the transactions contemplated by the Plan following the Effective Date.

Investing activities. Net cash provided by investing activities during the Successor six months ended June 30, 2025 primarily reflects the proceeds from the sale of the International Pharmaceuticals business. Net cash used in investing activities during the Successor for the six months ended June 30, 2024 and Predecessor period from January 1, 2024 through April 23, 2024 reflect a decrease in Capital expenditures spending, partially offset by a decrease in Proceeds from the U.S. Government Cooperative Agreement.

Financing activities. Net cash provided by financing activities during the Predecessor period from January 1, 2024 through April 23, 2024 primarily related to Proceeds from issuance of common stock of $500.3 million, partially offset by issuance costs paid and Adequate protection payments of $192.3 million. Cash in excess of $200 million (as defined in the Plan as Exit Cash), of approximately $141.9 million was paid to the holders of first lien claims. The proceeds from the Exit Financing Debt have no impact on a net basis as the cash provided was paid to holders of first lien claims.

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Cash Requirements for Contractual and Other Obligations. As of June 30, 2025, there were no material changes in our contractual obligations from those disclosed in the annual financial statements within the Company’s Annual Report. Customer Concentration. A substantial portion of our total revenues are through a limited number of distributors who in turn supply our products to pharmacies, hospitals and physicians. There are no material write-offs of trade receivables in any periods presented in this report; however, due to the significant customer concentration, we may, in the future, be subject to a concentration of credit risk with respect to our trade receivables. Inflation. Materials, equipment and labor shortages, shipping, logistics and other delays and other supply chain and manufacturing disruptions continue to make it more difficult and costly for us to obtain raw materials, supplies or services from third parties, to manufacture our own products and to pursue clinical development activities. Economic or political instability or disruptions, such as the conflict in Ukraine and the Middle East, could also negatively affect our supply chain or increase our costs. In addition, the imposition of new tariffs, such as those on imported medicines and pharmaceutical ingredients that may result following the tariff investigations opened by the U.S. Commerce Department in April 2025, or increases in existing tariffs could result in disruptions to our existing supply chains and result in increased costs on our business. See “Risk Factors—Risks Related to our Legal and Regulatory Environment-New or increased tariffs and evolving trade relations between the United States and other countries could have a material adverse effect on our business, financial condition, results of operations and cashflows” in Item 1A of Part I in the Company’s Annual Report for more information. While we do not believe that inflation had a material adverse effect on our financial statements for the periods presented, if these types of events or disruptions continue to occur, they could have a material adverse effect on our business, financial condition, results of operations and cash flows. CRITICAL ACCOUNTING ESTIMATES Our critical accounting estimates have not changed materially since December 31, 2024. For additional discussion of the Company’s critical accounting estimates, see “Critical Accounting Estimates” in Item 7 of the Endo, Inc’s Annual Report. RECENT ACCOUNTING PRONOUNCEMENTS Refer to Note 2. Summary of Significant Accounting Policies of the Condensed Consolidated Financial Statements included in the Company’s Quarterly Financial Statements, as applicable. 18